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                                    EXHIBIT 5

    Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                                     Lawyers
                              Post Office Box 2611
                          Raleigh, North Carolina 27601
                               Phone: 919-821-1220
                                Fax: 919-821-6800

                                December 4, 2000

Quintiles Transnational Corp.
4709 Creekstone Drive
Riverbirch Building, Suite 200
Durham, NC  27703-8411

Ladies and Gentlemen:

         As counsel for Quintiles Transnational Corp., a North Carolina corporation (the "Company"), we furnish the following opinion in connection with the proposed issuance by the Company of up to 6,500,000 shares of its common stock, $0.01 par value (the "Common Stock"), pursuant to the Quintiles Transnational Corp. Nonqualified Stock Option Plan and the Quintiles Transnational Corp. Equity Compensation Plan (collectively, the "Plans"). These securities are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to which this opinion is to be attached as an exhibit. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the 1933 Act.

         We have examined the Amended and Restated Articles of Incorporation, as amended (the "Articles") and the Amended and Restated Bylaws, as amended (the "Bylaws") of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. We also have received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Common Stock pursuant to the Plans. Based on such examination and such certificate, it is our opinion that the 6,500,000 shares of Common Stock of the Company that are being registered pursuant to the Registration Statement have been duly authorized, and when duly issued and delivered against payment of the consideration therefore expressed in the applicable resolutions of the Board of Directors or a committee thereof, pursuant to the Plans as described in the Registration Statement, such shares will be validly issued, fully paid, and nonassessable.

         The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion set forth herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that the Company is about to file with the Securities and Exchange Commission. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933
Act.

         Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                                Very truly yours,

                                /s/ SMITH, ANDERSON, BLOUNT, DORSETT,
                                        MITCHELL & JERNIGAN, L.L.P.